Exhibit 99.1

NEWS RELEASE
Southcross Energy	1700 Pacific Avenue, Suite 2900, Dallas, Texas 75201, 214-979-3700

Southcross Energy Partners, L.P. Provides South Texas Update

DALLAS, Texas, October 10, 2013 — Southcross Energy Partners, L.P. (NYSE: SXE) (“Southcross”) today announced that its new lateral pipeline extending its McMullen County system further into the Eagle Ford shale region is on schedule and projected to be completed this month. The pipeline is expected to bring more than 15 MMcf/d of rich gas to Southcross’ processing and fractionation complex starting in November 2013.

“Volume additions from pipeline laterals off of our core system are examples of incremental gas supply additions that continue to provide growth prior to our next major pipeline addition,” said David Biegler, Chairman, President and Chief Executive Officer of Southcross’ general partner. “We are expanding our pipeline network in the Eagle Ford to capture processing volumes and to meet growing demand for the integrated services that we offer.”

Southcross’ South Texas operations experienced steady performance during the third quarter of 2013 with processed gas volumes approximately 9% greater than second quarter 2013 volumes and sales volumes of natural gas liquids (“NGL”) approximately 17% greater than second quarter 2013 volumes. In excess of 99% of finished NGLs produced at Southcross’ two fractionators were sold at “on-spec” prices during the quarter.

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “will be,” “will continue,” “will likely result,” and similar expressions, or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” Although Southcross believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, Southcross can give no assurance they will prove to be correct. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause Southcross’ actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting Southcross is contained in its Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on April 15, 2013 and other documents and reports filed from time to time with the SEC. Any forward-looking statements in this press release are made as of the date hereof and Southcross undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

About Southcross Energy Partners, L.P.

Southcross Energy Partners, L.P. is a master limited partnership that provides natural gas gathering, processing, treating, compression and transportation services and NGL fractionation and transportation services. It also sources, purchases, transports and sells natural gas and NGLs. Its assets are located in South Texas, Mississippi and Alabama and include three gas processing plants, two fractionation plants and approximately 2,740 miles of pipeline. The South Texas assets are located in or near the Eagle Ford shale region. Southcross is headquartered in Dallas, Texas. Visit www.southcrossenergy.com for more information.

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Contact:

Southcross Energy Partners, L.P.

Kristin Hodges, 214-979-3720

Investor Relations

investorrelations@southcrossenergy.com